Exhibit 99.1

JIM O’NEIL JOINS CUI GLOBAL BOARD OF DIRECTORS AS VICE-CHAIRMAN

– Company Provides Updates on Recently Announced Transaction –

HOUSTON, TX., July 11, 2019 -- CUI Global, Inc. (NASDAQ: CUI) (the “Company” or “CUI Global”) announced today that Jim O’Neil, a veteran executive of the power industry and former CEO of Quanta Services, Inc. (Quanta), has joined the company’s board of directors as Vice-Chairman and Lead Independent Director effective immediately. The size of the Company’s board will increase from 5 to 6 members.

CUI Global President and CEO William Clough stated, “By joining the board today, Jim is demonstrating his commitment to our shared vision to create a marketplace entrant that can effectively compete in the energy infrastructure services market.”

During his 17-year tenure with Quanta, nearly five of which as chief executive officer, Mr. O’Neil grew Quanta into a Fortune 500 enterprise with more than $7.0 billion in annual revenue at its peak through both organic growth and numerous strategic acquisitions. Quanta is a provider of engineering, procurement and construction services for electric power infrastructure, oil and gas infrastructure and telecommunications industries.

Mr. O’Neil said, “With its first acquisitions on the horizon, the coming months will be an important time for CUI Global. I look forward to collaborating with the board and management team to realize the full potential of CUI Global as the public company platform from which to embark on an aggressive acquisition strategy that leverages the traction that CUI Global’s Orbital North America energy segment has gained with oil and gas customers in the Permian Basin to implement my vision and leverage my experience in aggregating and growing energy infrastructure services companies. We are in unprecedented times in the U.S. energy infrastructure and telecom industry and the demand for service providers to deliver solutions to customers in this rapidly expanding industry continues to grow.”

The company also announced that it is moving forward on the proposed transaction announced on May 15, 2019. As a result of due diligence conducted, the company is now focused on acquiring two rather than four companies, resulting in a much less dilutive deal for CUI Global and its shareholders, and providing it with strong operating entities to grow within the electric infrastructure and telecom industry.

About Jim O’Neil

Mr. O’Neil joined Quanta Services, Inc. in 1999 as Vice President of Operations Integration and was promoted in 2002 to Senior Vice President of Operations Integration & Audit. He was Chief Operating Officer from October 2008 to April 2011, Chief Executive Officer from May 2011 to March 2016 and President from October 2008 to March 2016.

Throughout his tenure at Quanta, Mr. O’Neil had responsibility for various initiatives including: the company’s renewable energy strategy; commercial and industrial operations; internal audit; merger and acquisition initiatives, including overseeing the acquisition and integration of InfraSource, Inc., then the company’s largest acquisition to date; and more. Before joining Quanta, Mr. O’Neil spent 19 years with Halliburton, where he held various positions that encompassed responsibility for its Gulf of Mexico operations; deep-water development; and health, safety and environment.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT® platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in documents the company has filed with the Securities and Exchange Commission.

External IR contact:

LHA Investor Relations

Sanjay M. Hurry

212-838-3777

cuiglobal@lhai.com